Amendment No.1 dated August 31, 2026 to Final Term Sheet dated August 27, 2026

Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-277211

(To Prospectus dated February 21, 2024,

Prospectus Supplement dated February 21, 2024 and

Product Supplement EQUITY LIRN-1 dated March 28, 2024)

2,727,458 Units $10 principal amount per unit CUSIP No. 403944473	Pricing Date Settlement Date Maturity Date	August 27, 2026 September 3, 2026 August 25, 2028

Capped Leveraged Index Return Notes® Linked to the MSCI Emerging Markets Index

▪     Maturity of approximately two years

▪      2-to-1 upside exposure to increases in the Index, subject to a capped return of 33.00%

▪      Return of principal if the Index does not change or decreases by no more than 10.00%

▪     1-to-1 downside exposure to decreases in the Index beyond a 10.00% decline, with up to 90.00% of the principal amount at risk

▪      All payments occur at maturity and are subject to the credit risk of HSBC USA Inc.

▪      No interest payments

▪      In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Supplement to the Plan of Distribution—Role of MLPF&S and BofAS”

▪       No listing on any securities exchange

The notes are being issued by HSBC USA Inc. (“HSBC”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-6 of this term sheet and “Risk Factors” beginning on page PS-7 of product supplement EQUITY LIRN-1.

The estimated initial value of the notes on the pricing date is $9.69 per unit, which is less than the public offering price listed below. The market value of the notes at any time will reflect many factors and cannot be predicted with accuracy. See “Summary” on page TS-2 and “Risk Factors” beginning on page TS-6 of this term sheet for additional information.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document, the accompanying product supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price(1)	$ 10.00	$27,274,580.00
Underwriting discount(1)	$ 0.20	$ 545,491.60
Proceeds, before expenses, to HSBC	$ 9.80	$26,729,088.40

(1)	See “Supplement to the Plan of Distribution” below.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

August 27, 2026

Capped Leveraged Index Return Notes® Linked to the MSCI Emerging Markets Index, due August 25, 2028

Summary

The Capped Leveraged Index Return Notes® Linked to the MSCI Emerging Markets Index, due August 25, 2028 (the “notes”) are our senior unsecured debt securities and are not a direct or indirect obligation of any third party. The notes are not deposit liabilities or other obligations of a bank and are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction. The notes will rank equally with all of our other senior unsecured debt. Any payments due on the notes, including any repayment of principal, depend on the credit risk of HSBC and its ability to satisfy its obligations as they come due. The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the MSCI Emerging Markets Index (the “Index”), is greater than the Starting Value. If the Ending Value is equal to or less than the Starting Value but greater than or equal to the Threshold Value, you will receive the principal amount of your notes. If the Ending Value is less than the Threshold Value, you will lose a portion, which could be significant, of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Index, subject to our credit risk. See “Terms of the Notes” below.

The estimated initial value of the notes is less than the price you pay to purchase the notes. The estimated initial value was determined by reference to our or our affiliates’ internal pricing models and reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked notes, and the market prices for hedging arrangements related to the notes (which may include call options, put options or other derivatives). This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. The difference in the borrowing rate, as well as the underwriting discount and the costs associated with hedging the notes, including the hedging-related charge described below, reduced the economic terms of the notes (including the Capped Value).

Terms of the Notes		Redemption Amount Determination

Issuer:	HSBC USA Inc. (“HSBC”)	On the maturity date, you will receive a cash payment per unit determined as follows:
Principal Amount:	$10.00 per unit
Term:	Approximately two years
Market Measure:	The MSCI Emerging Markets Index (Bloomberg symbol: “MXEF”), a price return index
Starting Value:	1,722.80
Ending Value:	The average of the closing levels of the Index on each calculation day occurring during the Maturity Valuation Period. The scheduled calculation days are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-24 of product supplement EQUITY LIRN-1.
Threshold Value:	1,550.52 (90% of the Starting Value)
Participation Rate:	200%
Capped Value:	$13.30 per unit, which represents a return of 33.00% over the principal amount.
Maturity Valuation Period:	August 16, 2028, August 17, 2028, August 18, 2028, August 21, 2028 and August 22, 2028
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.20 per unit as listed on the cover page and an additional charge of $0.05 per unit more fully described on page TS-11.
Calculation Agent:	BofA Securities, Inc. (“BofAS”) and HSBC, acting jointly.

Capped Leveraged Index Return Notes®	TS-2

Capped Leveraged Index Return Notes® Linked to the MSCI Emerging Markets Index, due August 25, 2028

The terms and risks of the notes are contained in this term sheet and the documents listed below (together, the “Note Prospectus”). The documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated below or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322:

▪	Product supplement EQUITY LIRN-1 dated March 28, 2024: https://www.sec.gov/Archives/edgar/data/83246/000110465924040346/tm249697d81_424b5.htm

▪	Prospectus supplement dated February 21, 2024: https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

▪	Prospectus dated February 21, 2024: https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 83246. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the section indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY LIRN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to HSBC.

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the Index will increase moderately from the Starting Value to the Ending Value.
▪	You are willing to risk a substantial loss of principal if the Index decreases from the Starting Value to an Ending Value that is below the Threshold Value.
▪	You accept that the return on the notes will be capped.
▪	You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.
▪	You are willing to forgo dividends or other benefits of owning the stocks included in the Index.
▪	You are willing to accept that a secondary market is not expected to develop for the notes, and understand that the market prices for the notes, if any, may be less than the principal amount and will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and the fees charged, as described on page TS-2.
▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪	You believe that the Index will decrease from the Starting Value to an Ending Value that is below the Threshold Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.
▪	You seek 100% principal repayment or preservation of capital.
▪	You seek an uncapped return on your investment.
▪	You seek interest payments or other current income on your investment.
▪	You want to receive dividends or other distributions paid on the stocks included in the Index.
▪	You seek an investment for which there will be a liquid secondary market.
▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Capped Leveraged Index Return Notes®	TS-3

Capped Leveraged Index Return Notes® Linked to the MSCI Emerging Markets Index, due August 25, 2028

Hypothetical Payout Profile

Capped Leveraged Index Return Notes®

This graph reflects the returns on the notes, based on the Participation Rate of 200.00%, the Threshold Value of 90.00% of the Starting Value and the Capped Value of $13.30 per unit. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Index, excluding dividends.

This graph has been prepared for purposes of illustration only.

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value, Ending Value, and term of your investment.

The following table is based on a Starting Value of 100.00, a Threshold Value of 90.00, the Participation Rate of 200% and the Capped Value of $13.30 per unit. It illustrates the effect of a range of Ending Values on the Redemption Amount per unit of the notes and the total rate of return to holders of the notes. The following examples do not take into account any tax consequences from investing in the notes.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$1.00	-90.00%
50.00	-50.00%	$6.00	-40.00%
70.00	-30.00%	$8.00	-20.00%
80.00	-20.00%	$9.00	-10.00%
90.00(1)	-10.00%	$10.00	0.00%
95.00	-5.00%	$10.00	0.00%
97.00	-3.00%	$10.00	0.00%
100.00(2)	0.00%	$10.00	0.00%
102.00	2.00%	$10.40	4.00%
105.00	5.00%	$11.00	10.00%
110.00	10.00%	$12.00	20.00%
116.50	16.50%	$13.30(3)	33.00%
120.00	20.00%	$13.30	33.00%
140.00	40.00%	$13.30	33.00%
150.00	50.00%	$13.30	33.00%
200.00	100.00%	$13.30	33.00%

(1)	This is the hypothetical Threshold Value.

(2)	The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is 1,722.80, which was the closing level of the Index on the pricing date.

(3)	The Redemption Amount per unit cannot exceed the Capped Value.

For recent actual levels of the Index, see “The Index” section below. The Index is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Capped Leveraged Index Return Notes®	TS-4

Capped Leveraged Index Return Notes® Linked to the MSCI Emerging Markets Index, due August 25, 2028

Redemption Amount Calculation Examples

Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 90.00
Ending Value: 50.00
Redemption Amount per unit

Example 2
The Ending Value is 97.00, or 97.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 90.00
Ending Value: 97.00
Redemption Amount (per unit) = $10.00, the principal amount, since the Ending Value is less than the Starting Value but equal to or greater than the Threshold Value.

Example 3
The Ending Value is 102.00, or 102.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 102.00
= $10.40 Redemption Amount per unit

Example 4
The Ending Value is 130.00, or 130.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 130.00
= $16.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $13.30 per unit

Capped Leveraged Index Return Notes®	TS-5

Capped Leveraged Index Return Notes® Linked to the MSCI Emerging Markets Index, due August 25, 2028

Risk Factors

We urge you to read the section “Risk Factors” in the product supplement and in the accompanying prospectus supplement. Investing in the notes is not equivalent to investing directly in the stocks included in the Index. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, with respect to the notes in light of your particular financial and other circumstances and the information set forth in this term sheet and the accompanying product supplement, prospectus supplement and prospectus.

In addition to the risks in the product supplement identified below, you should review “Risk Factors” in the accompanying prospectus supplement, including the explanation of risks relating to the notes described in the section “— Risks Relating to All Note Issuances.”

Structure-related Risks

▪	Depending on the performance of the Index as measured shortly before the maturity date, you may lose up to 90% of the principal amount.

▪	Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Index.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

Valuation- and Market-related Risks

▪	The estimated initial value of the notes is less than the public offering price and may differ from the market value of the notes in the secondary market, if any. We determined the estimated initial value by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. Different pricing models and assumptions could provide valuations for the notes that are different from our estimated initial value. The estimated initial value reflects our internal funding rate we use to issue market-linked notes, as well as the mid-market value of the hedging arrangements related to the notes (which may include call options, put options or other derivatives).

▪	Our internal funding rate for the issuance of these notes is lower than the rate we would use when we issue conventional fixed or floating rate debt securities. This is one of the factors that may result in the market value of the notes being less than their estimated initial value. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the notes to be more favorable to you.

▪	The price of your notes in the secondary market, if any, immediately after the pricing date is expected to be less than the public offering price. The public offering price takes into account certain costs, principally the underwriting discount, the hedging costs described on page TS-11 and the costs associated with issuing the notes. The costs associated with issuing the notes will be used or retained by us or one of our affiliates. If you were to sell your notes in the secondary market, if any, the price you would receive for your notes may be less than the price you paid for them.

▪	The estimated initial value does not represent a minimum price at which we, MLPF&S, BofAS or any of our respective affiliates would be willing to purchase your notes in the secondary market (if any exists) at any time. The price of your notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the Index and changes in market conditions, and cannot be predicted with accuracy. The notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the notes to maturity. Any sale of the notes prior to maturity could result in a loss to you.

▪	A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

▪	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in shares of companies included in the Index), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agents, one of which is us and one of which is BofAS. We have the right to appoint and remove the calculation agents.

Capped Leveraged Index Return Notes®	TS-6

Capped Leveraged Index Return Notes® Linked to the MSCI Emerging Markets Index, due August 25, 2028

Market Measure-related Risks

▪	The Index sponsor may adjust the Index in a way that affects its level, and has no obligation to consider your interests.

▪	As a noteholder, you will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive securities, dividends or other distributions by issuers of those securities.

▪	While we, MLPF&S, BofAS or our respective affiliates may from time to time own securities of companies included in the Index, we, MLPF&S, BofAS and our respective affiliates do not control any company included in the Index, and have not verified any disclosure made by any other company.

▪	Exchange rate movements may adversely impact the value of the notes.

▪	Because the Index includes equity securities traded on foreign exchanges, the return on your notes may be adversely affected by factors affecting international securities markets.

Tax-related Risks

▪	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-37 of product supplement EQUITY LIRN-1.

Additional Risk Factors

There are risks associated with emerging markets.

An investment in the notes will involve risks not generally associated with investments which have no emerging market component.  In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems.  Regulatory and tax environments may be subject to change without review or appeal.  Many emerging markets suffer from underdevelopment of capital markets and tax regulation.  The risk of expropriation and nationalization remains a threat.  Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

The removal of Russian securities from the Index may have a material adverse effect on the notes. On March 2, 2022, after the conclusion of a consultation on the appropriate treatment of the Russian equity market within its indices, the MSCI Inc. (“MSCI”), the index sponsor of the Index, announced that it would remove Russian securities from the Index, effective after the close on March 9, 2022. We cannot predict the ongoing effects of that removal on the level of the Index. The historical performance of the Index prior to March 9, 2022 reflects the inclusion of Russian securities, while results thereafter do not include Russian securities and may differ materially from how the Index would have performed if Russian securities had not been removed.

Additional Terms of the Notes

The provisions of this section supersede and replace the definition of “Market Measure Business Day” set forth in the accompanying product supplement EQUITY LIRN-1.

Market Measure Business Day

A “Market Measure Business Day” means a day on which:

(A)	the London Stock Exchange, the Hong Kong Stock Exchange, the São Paulo Stock Exchange, the Korea Stock Exchange and the Shanghai Stock Exchange (or any successor to the foregoing exchanges) are open for trading; and

(B)	the Index or any successor thereto is calculated and published.

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Capped Leveraged Index Return Notes® Linked to the MSCI Emerging Markets Index, due August 25, 2028

The Index

We have derived all information contained in this term sheet regarding the Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by MSCI. MSCI is under no obligation to continue to publish, and may discontinue or suspend the publication of the Index at any time. The consequences of MSCI discontinuing publication of the Index are discussed in the section entitled “Description of LIRNs—Discontinuance of an Index” beginning on page PS-26 of product supplement EQUITY LIRN-1. None of us, the calculation agents, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.

The Index is one of the MSCI indices. The Index offers a representation of emerging markets based on the following countries as of October 31, 2024: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Kuwait, Malaysia, Mexico, Peru, Philippines, Poland, Qatar, Saudi Arabia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates. The Index aims to capture 85% of the free float-adjusted market capitalization in each country. It is based on the MSCI Global Investable Market Indexes methodology, which emphasizes index liquidity, investability and replicability. The Index has a base value of 100.00 and a base date of December 31, 1987.

The Country Indices

Each country index included in the Index (each, a “Constituent Country Index”) is referred to individually as a “Country Index” and collectively as the “Country Indices.” Under the MSCI methodology, each Country Index is an “MSCI Global Standard Index.”

The components of each Country Index used to be selected by MSCI from among the universe of securities eligible for inclusion in the Country Index so as to target an 85% free float-adjusted market representation level within each of a number of industry groups, subject to adjustments to (i) provide for sufficient liquidity, (ii) reflect foreign investment restrictions (only those securities that can be held by non-residents of the country corresponding to the relevant Country Index are included) and (iii) meet certain other investability criteria. Following a change in MSCI’s methodology implemented in May 2008, the 85% target is now measured at the level of the country universe of eligible securities rather than the industry group level—so each Country Index will seek to include the securities that represent 85% of the free float-adjusted market capitalization of all securities eligible for inclusion — but will still be subject to liquidity, foreign investment restrictions and other investability adjustments. MSCI defines “free float” as total shares excluding shares held by strategic investors, such as governments, corporations, controlling shareholders and management, and shares subject to foreign ownership restrictions.

Calculation of the MSCI Indices

Calculation of the Country Indices

Each Country Index is a free float-adjusted market capitalization index that is designed to measure the market performance, including price performance, of the equity securities in that country (such equity securities are referred to individually as an “Index Component” and collectively as “Index Components”). Each Country Index is calculated in the relevant local currency as well as in U.S. dollars, with price, gross and net returns.

MSCI’s “price indices” measure market performance, including price performance, whereas MSCI’s “total return indices” measure market performance, including price performance, as well as income from dividend payments.

Each Index Component is included in the relevant Country Index at a weight that reflects the ratio of its free float-adjusted market capitalization (i.e., free public float multiplied by price) to the free float-adjusted market capitalization of all the Index Components in that Country Index. MSCI defines the free float of a security as the proportion of shares outstanding that is deemed to be available for purchase in the public equity markets by international investors.

Calculation of the Index

The performance of the Index on any given day represents the weighted performance of all of the Index Components included in all of the Constituent Country Indices. Each Index Component in the Index is included at a weight that reflects the ratio of its free float-adjusted market capitalization (i.e., free public float multiplied by price) to the free float-adjusted market capitalization of all the Index Components included in all of the Constituent Country Indices.

Maintenance of and Changes to the MSCI Indices

MSCI maintains the MSCI indices with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets and segments. In maintaining the MSCI indices, emphasis is also placed on continuity, continuous investability of constituents, replicability, index stability and low turnover.

As part of the changes to MSCI’s methodology which became effective in May 2008, maintenance of the indices falls into three broad categories:

•	semi-annual reviews, which will occur each May and November and will involve a comprehensive reevaluation of the market, the universe of eligible securities and other factors involved in composing the indices;

•	quarterly reviews, which will occur each February and August and will focus on significant changes in the market since the last semi-annual review and on including significant new eligible securities (such as IPOs, which were not eligible for earlier inclusion in the indices); and

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Capped Leveraged Index Return Notes® Linked to the MSCI Emerging Markets Index, due August 25, 2028

•	ongoing event-related changes, which will generally be reflected in the indices at the time of the event and will include changes resulting from mergers, acquisitions, spin-offs, bankruptcies, reorganizations, and other similar corporate events.

Based on these reviews, additional components may be added, and current components may be removed, at any time. MSCI generally announces all changes resulting from semi-annual reviews, quarterly reviews and ongoing events in advance of their implementation, although in exceptional cases they may be announced during market hours for same or next day implementation.

Prices and Exchange Rates

Prices

The prices used to calculate the MSCI indices are the official exchange closing prices or those figures accepted as such. MSCI reserves the right to use an alternative pricing source on any given day.

Exchange rates

MSCI uses the closing spot rates published by WM / Reuters at 4:00 p.m., London time. MSCI uses WM / Reuters rates for all countries for which it provides indices.

In case WM/Reuters does not provide rates for specific markets on given days (for example Christmas Day and New Year Day), the previous business day’s rates are normally used.

MSCI independently monitors the exchange rates on all its indices and may, under exceptional circumstances, elect to use an alternative exchange rate if the WM / Reuters rates are not available, or if MSCI determines that the WM / Reuters rates are not reflective of market circumstances for a given currency on a particular day. In such circumstances, an announcement would be sent to clients with the related information. If appropriate, MSCI may conduct a consultation with the investment community to gather feedback on the most relevant exchange rate.

The following graph shows the daily historical performance of the Index in the period from January 1, 2016 through August 27, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the Index was 1,722.80.

Historical Performance of the Index

This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the Index.

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Capped Leveraged Index Return Notes® Linked to the MSCI Emerging Markets Index, due August 25, 2028

License Agreement

HSBC or one of its affiliates has entered into a non-exclusive license agreement with MSCI whereby HSBC and certain of its affiliates, in exchange for a fee, are permitted to use the MSCI indices in connection with certain securities, including the notes. We are not affiliated with MSCI, the only relationship between MSCI and us is any licensing of the use of MSCI’s indices and trademarks relating to them.

The license agreement provides that the following language must be set forth herein:

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY HSBC. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN THE NOTES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES OR THE ISSUER OR OWNER OR THE NOTES. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THE NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE NOTES.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OF IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS OR COUNTERPARTIES, ISSUERS OF THE NOTES, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

Capped Leveraged Index Return Notes®	TS-10

Capped Leveraged Index Return Notes® Linked to the MSCI Emerging Markets Index, due August 25, 2028

Supplement to the Plan of Distribution

We will deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the estimated initial value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Index, the remaining term of the notes, and the issuer’s creditworthiness. However, neither we nor any of our affiliates are obligated to purchase your notes at any price, or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the estimated initial value of the notes.

The value of the notes shown on your account statement provided by MLPF&S will be based on BofAS’s estimate of the value of the notes if BofAS or one of its affiliates were to make a market in the notes, which it is not obligated to do. This estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the estimated initial value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding HSBC or for any purpose other than that described in the immediately preceding sentence.

Role of MLPF&S and BofAS

BofAS will participate as selling agent in the distribution of the notes. Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Index and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by BofAS seeking bids from market participants, which could include one of our affiliates and MLPF&S, BofAS and their affiliates. These hedging arrangements take into account a number of factors, including the issuer’s creditworthiness, interest rate movements, the volatility of the Index, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes depend in part on the terms of the hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging-related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.

For further information, see “Risk Factors” beginning on page PS-7 of product supplement EQUITY LIRN-1.

Capped Leveraged Index Return Notes®	TS-11

Capped Leveraged Index Return Notes® Linked to the MSCI Emerging Markets Index, due August 25, 2028

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

▪	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

▪	You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as pre-paid executory contracts with respect to the Index.

▪	Under this characterization and tax treatment of the notes, a U.S. holder (as defined in the prospectus supplement) generally will recognize capital gain or loss upon maturity or upon a sale or exchange of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

▪	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.

▪	Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, should not apply to the notes unless the notes are “delta-one” instruments. Based on our determination that the notes are not delta-one instruments, non-U.S. holders (as defined in the prospectus supplement) should not generally be subject to withholding on dividend equivalent payments, if any, under the notes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-37 of product supplement EQUITY LIRN-1.

Validity of the Notes

In the opinion of Mayer Brown LLP, as counsel to the issuer, when this term sheet has been attached to, and duly notated on, the master note that represents the notes pursuant to the Senior Indenture referred to in the prospectus supplement dated February 21, 2024, and issued and paid for as contemplated herein, the notes offered by this term sheet will be valid, binding and enforceable obligations of the issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the issuer and other sources as to certain factual matters, all as stated in the legal opinion dated February 21, 2024, which has been filed as Exhibit 5.3 to the issuer’s registration statement on Form S-3 dated February 21, 2024.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

“Leveraged Index Return Notes®” and “LIRNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S and BofAS.

Capped Leveraged Index Return Notes®	TS-12